EXHIBIT 4.1


                    [LOGO] 21ST CENTURY WIRELESS GROUP, INC.

                                 SPECIAL MESSAGE

                             TO ALL SHAREHOLDERS OF

                        21ST CENTURY WIRELESS GROUP, INC.

The following information details the current actions taken by the Board of Directors and Management of 21ST CENTURY WIRELESS GROUP, INC. to increase the value of the stock held by all investors. Please take the time to carefully read the shareholder letter.

The second part of the information allows for existing shareholders to participate in an early exercise of stock warrants at a price the Company believes will provide a greater discount than the 15% noted on the original warrant certificate. THIS IS A LIMITED TIME OFFER (30 DAYS). THE OFFER WILL EXPIRE ON AUGUST 12, 1996.


                    [LOGO] 21ST CENTURY WIRELESS GROUP, INC.


July 11, 1996

TO THE SHAREHOLDERS OF 21ST CENTURY WIRELESS GROUP, INC.:

The Board of Directors of 21ST CENTURY WIRELESS GROUP, INC. is proud to report, to all shareholders, that we have recently signed letters of intent to acquire LeFlore Communications of Greenwood, Mississippi and Air-Communications of Central Wisconsin. Both of these acquisitions have been targeted as "strategic" for our growth in our identified market. These acquisitions demonstrate our continued growth of profitable operations and, once completed, will increase our net cash flows from operations to over $1,000,000 annually. Close of escrow is planned for this fall when we expect to begin our public trading on NASDAQ.

The Company has also expanded the number of channels in the greater Twin Cities area. We are up to 78 from the original 57 received from the TC3M Partnership. These channels will allow for continued growth into the local market of our current Twin Cities operations.

The Company is also pleased to announce the appointment of Stephen J. Mocol as our Chief Financial Officer. Steve comes to us from the E.F. Johnson Company with a wealth of talent in our industry, as well as expertise in Securities work. The Board felt the time was right to hire a CFO for our headquarters location, as our expansion is accelerating rapidly. Steve will take over the day to day accounting activities that Kenneth Thomson has cared for since November 1993. Mr. Thomson will remain as Chairman of the Board and will continue in his role of financial oversight manager, member of the Executive Committee and Business Acquisition team.

The Company is currently in the last phases of construction of our new paging system in Eastern Arkansas and the Greater Memphis area. Additionally, we have become a member of the Southernet Association of Paging, Inc. This consortium of paging operators allows for roaming between paging companies and will provide greatly expanded coverage for our system in most areas of the South.

The Company also has uncovered additional opportunities to purchase tower sites in key locations that will add to our system coverage and have a positive impact on the value of our business operation. Finalizing on these purchases and constructing channels was originally scheduled for this fall. However, after much discussion by the Board, it was recommended we close on the purchases and begin construction of these channels as soon as possible. It was suggested that if investors exercised Warrants, prior to public trading, that would expedite construction and eliminate the need to delay our expansion.

Money received from the exercising of Warrants was originally identified to be used for business development and growth. In keeping with that strategy, the Board has approved that any 21ST CENTURY WIRELESS GROUP, INC. shareholder wishing to purchase additional stock in the Company may exercise their Warrants at $6.00 per share for the next 30 days. This price is expected to have a greater value to the investors than the 15% discounted price established for the Warrants in the reorganization plan. Should the stock price, on the first date of public trading, cause this exercise price to be less than $6.00 per share, adjusted for stock splits, the Company will refund the difference.

Those of you wishing to take advantage of this special offer may do so by completing the Warrant Exercise form attached. We believe all current shareholders should have the first opportunity to reinvest in the Company and assist in its continued growth.

Sincerely,

21ST CENTURY WIRELESS GROUP, INC.

/s/ James E. LaFayette
James E. LaFayette
President, CEO

Enclosure:  Attachment

JEL:kro


                    [LOGO] 21ST CENTURY WIRELESS GROUP, INC.


                            WARRANT EXERCISE PROGRAM

Date:    __________________________

To:      The Nevada Agency and Trust Company
         50 West Liberty Blvd. Suite 880
         Reno, Nevada  89501

As a holder of "warrants" in 21ST CENTURY WIRELESS GROUP, INC. I wish to exercise ______ warrant(s). Each warrant I exercise allows me the right to purchase 100 shares of stock in 21ST CENTURY WIRELESS GROUP, INC. at $6.00 per share under the special offering of July 11, 1996. THE OFFER WILL EXPIRE ON AUGUST 12, 1996.

Please register the stock as follows:

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Forward the stock to:

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I have enclosed a check in the amount of $________________________ payable to:
                       21st CENTURY WIRELESS GROUP, INC.*

Sincerely,

Name:    _______________________________________________________________________

Address: _______________________________________________________________________

         _______________________________________________________________________

Telephone Number:  ____________________________________

*Include your signed Warrant Certificate (signature guaranteed by Bank or Stockbroker).


                    [LOGO] 21ST CENTURY WIRELESS GROUP, INC.


ATTACHMENT:

WHAT HAS THE BOARD OF DIRECTORS AND MANAGEMENT ACCOMPLISHED FOR THE INVESTORS IN TWIN CITIES 3RD MOBILE ASSOCIATES SINCE THE OCTOBER 1993 PARTNERSHIP KICKOFF MEETING?

*     Negotiated a settlement to recover promoters trailing interest.

*     Developed a Business Plan for growth through acquisitions.

*     Negotiated merger with Southern Minnesota Communications.

*     Negotiated merger with Peacock Radio of West Memphis, AR.

*     Held a full Partnership meeting 15 months after kickoff.

*     Received overwhelming support to move forward with plan.

*     Completed Chapter 11 two years after TC3M formation.

*     Completed our Securities filing and issued registered stock.

*     Completed our NASDAQ filing.

*     Signed letter of intent to acquire LeFlore Communications.

*     Signed letter of intent to acquire Air Communications of Central
      Wisconsin.

         GROWTH OF ASSETS:        6-94              1-96*             7-96**

800 MHz Channels                    57                320                467
800 MHz Applications                 0                100                100
450 MHz Channels                     0                 91                125
Radio Towers                         0                 28                 46
Radios on Line                   3,100              7,800             13,500
Paging Systems                       0                  2                  3
Pagers on Line                       0              1,000              4,000
Sales Service Shops                  0                  3                  6
Motorola Dealerships                 0                  0                  1
Est. Net Cash Flow                  $0              $200k            $1,000k

*   Includes Southern Minn. Communications and Peacock's Radio
**  With LeFlore Communications and Air Communications of Central Wisconsin


                    [LOGO] 21ST CENTURY WIRELESS GROUP, INC.

ATTACHMENT:

QUESTIONS AND ANSWERS ABOUT EXERCISING STOCK WARRANTS:

Q.    Will you need to return the "Warrant Certificate"?
A.    Yes.

Q.    Does my signature need to be guaranteed?
A.    Yes. This can be through a Bank; Credit Union or Stock Broker.

Q.    What happens if I don't want to exercise all of my Warrants?
A. The Transfer Agent will issue you a new "Warrant Certificate" detailing what you still have available after exercising a portion of your Warrant(s).

Q.    Can I use IRA (401K or SEP/IRA) funds to purchase more stock?
A.    Yes.

Q.    Can I place this stock in my child's (any Relative) name?
A. Yes. As long as your signature is guaranteed on the Warrant Certificate, the Transfer Agent will follow your instructions on who holds the title.

Q.    Is this stock registered with the Security & Exchange Commission?
A.    Yes. This will be freely tradable, registered stock.

Q.    When do you think the stock will be trading on an exchange (market).
A.    At this time, we believe public trading will begin in late 1996.

Q.    I thought we would be publicly trading by now. What happened?
A. To insure that all investors will be obtaining maximum value from their investment, it was determined that an operating history be developed of the combined Companies before we commenced trading. That operating history (six months) will be completed by this August. Additionally, it was determined that the new Company needed to become known by the investment community at large. The process is underway to allow this to happen.

Q.    Can I get a copy of the Company's Securities filing? (Form 10-SB/A-1)?
A. Yes. It is available from the Securities & Exchange Commission (SEC), or the filing can be obtained through the "Internet" via EDGAR. You can write the SEC at 450 Fifth Street N.W., Washington, D.C. 20549.